Exhibit 99.1

News Release
Sunoco LP Maintains Quarterly Distribution

DALLAS, October 28, 2024 – Sunoco LP (NYSE: SUN) (“SUN”) announced that the Board of Directors of its general partner declared a quarterly distribution for the third quarter of 2024 of $0.8756 per common unit or $3.5024 per common unit on an annualized basis. The distribution will be paid on November 19, 2024 to common unitholders of record on November 8, 2024.
About Sunoco LP
Sunoco LP (NYSE: SUN) is a leading energy infrastructure and fuel distribution master limited partnership operating in over 40 U.S. states, Puerto Rico, Europe, and Mexico. The Partnership’s midstream operations include an extensive network of approximately 14,000 miles of pipeline and over 100 terminals. This critical infrastructure complements the Partnership’s fuel distribution operations, which serve approximately 7,400 Sunoco and partner branded locations and additional independent dealers and commercial customers. SUN's general partner is owned by Energy Transfer LP (NYSE: ET).
Qualified Notice
This release serves as qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that one hundred percent (100%) of Sunoco LP’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Sunoco LP’s distributions to foreign investors are subject to federal tax withholding at the highest applicable effective tax rate. Nominees, and not Sunoco LP, are treated as withholding agents responsible for withholding distributions received by them on behalf of foreign investors. For purposes of Treasury Regulation section 1.1446(f)-4(c)(2)(iii), brokers and nominees should treat one hundred percent (100%) of the distributions as being in excess of cumulative net income for purposes of determining the amount to withhold.
Contacts
Investors:
Scott Grischow, Treasurer, Senior Vice President – Finance
(214) 840-5660, scott.grischow@sunoco.com
Media:
Chris Cho, Senior Manager - Communications
(469) 646-1647, chris.cho@sunoco.com

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